UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 14, 2022

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 14, 2022, the Company appointed Melody Harris, age 56, President, Enterprise Operations of the Company, effective December 5, 2022 (the “Effective Date”). Prior to joining the Company, from 2018, Ms. Harris was President and Chief Operating Officer for SomaLogic, Inc. (NASDAQ: SLGC), a protein biomarker discovery and clinical diagnostics company. At SomaLogic, Ms. Harris had profit and loss responsibility for the company’s commercial, product and global operations, along with its marketing, regulatory, IT, legal and human resources departments. In addition, she led the transition of the company into a public company. Prior to SomaLogic, Ms. Harris held executive positions in the healthcare space for Qualcomm Life (the healthcare division of Qualcomm) and HealthyCircles, a technology spin-out from Microsoft which she and team successfully sold to Qualcomm in 2013. At Qualcomm, Ms. Harris led corporate deals and M&A transactions and worked extensively across Qualcomm in leading the integration efforts of those acquisitions. Ms. Harris has led deals across the healthcare spectrum including with Merck, Telus Health Solutions, United Health Group, Novartis, Surescripts, CVS and the American Heart Association. Prior to HealthyCircles, Ms. Harris held a variety of other executive leadership roles, including president of an international consumer-focused brand management firm, and executive vice president of an international software development and consulting firm in the broadcasting space. Ms. Harris has served in multiple community and public roles including as a trustee of Metropolitan State University of Denver (gubernatorial appointment), director of the Stapleton Development Corporation (mayoral appointment), member of two Colorado gubernatorial transition committees, policy advisor to Denver Mayor Michael Hancock and member of his transition team, and energy policy advisor and lead writer of the Bill Ritter for Governor campaign’s New Energy Economy white paper in 2006. Ms. Harris holds a Bachelor of Arts, cum laude, in Political Science from the University of Denver and a Juris Doctor, cum laude, from the Harvard Law School.
In connection with this new role, the Company and Ms. Harris entered into a standard executive officer Employment Agreement (the “Employment Agreement”) which provides that Ms. Harris’ base salary will be $525,000 per year, with annual review and adjustment at the discretion of the Board or the Culture and Compensation Committee of the Board (the “Compensation Committee”), an annual incentive cash bonus of 50% of annual salary and an annual equity-based award of $1,000,000, each based on the achievement of the Company’s corporate objectives and Ms. Harris’ individual objectives, in each case, as established by the Board or the Compensation Committee. In addition, Ms. Harris will receive a sign on equity grant valued at $2,000,000.
Ms. Harris is eligible to participate in the benefit plans and programs generally available to the Company’s employees, except to the extent such plans are duplicative of other benefits otherwise provided to executive officers. Ms. Harris will also be entitled to reimbursement of all reasonable business expenses incurred or paid by her in the performance of her duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. If Ms. Harris is terminated without cause or if Ms. Harris terminates her employment for good reason, the Company agrees to provide to Ms. Harris as severance: (i) an amount equal to one times her base salary, (ii) an amount equal to one times her target bonus, (iii) if Ms. Harris timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 12 months following the date of Ms. Harris’ termination and (iv) accelerated vesting for time-based equity awards that would have vested within 12 months of the termination date. If Ms. Harris’ employment is terminated under these circumstances during the twenty-four month period that follows, or the three-month period that precedes, a change in control (as defined in the Employment Agreement), in lieu of the severance described above, subject to her execution of a release agreement in favor of the Company, the Company agrees to provide to Ms. Harris as severance: (i) an amount equal to two times her base salary, (ii) an amount equal to one times her target bonus, (iii) if Ms. Harris timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 12 months following the date of Ms. Harris’ termination and (iv) accelerated vesting of all time-based equity awards.
The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, a form of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 25, 2022.
Ms. Harris does not have any family relationships with any of the Company’s other officers or directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ William B. Bonello
Name:	William B. Bonello
Title:	Chief Financial Officer
Date:	November 18, 2022